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                                                                    EXHIBIT 10.1


                        Advantage Learning Systems, Inc.
                                 901 Deming Way
                                 P.O. Box 45016
                          Madison, Wisconsin 53744-5016
                  Telephone (608) 664-3880; Fax (608) 664-3883

March 12, 2001

Mr. John R. Hickey
President
Advantage Learning Systems, Inc.
2911 Peach Street
P.O. Box 8036
Wisconsin Rapids, Wisconsin  54495-8036

         RE:      Option Vesting

Dear John:

The purpose of this letter is to propose an amendment to certain provisions of the offer letter (the "Offer Letter") dated June 20, 1996, regarding the terms of your employment with Advantage Learning Systems, Inc. (the "Company"). Specifically, the Company proposes to amend the provisions of the Offer Letter relating to options granted to you during 1997, 1998 and 1999 under the Company's 1997 Stock Incentive Plan (the "Plan").

In order to clear up certain inconsistencies that currently exist between the Offer Letter and the number and the terms of the Options you actually received, the Company hereby proposes to amend the Offer Letter as follows. In the event your employment as President of the Company is terminated for any reason (other than retirement, death or disability) at any time after July 1, 2001, the Company agrees to offer you employment in some other mutually agreeable capacity through the period required for all Company options granted to you through 1999 to vest in accordance with their terms. Once the options granted to you in 1999 are fully vested, the Company shall have no further obligations to you under the Offer Letter with respect to Company options.

If the foregoing proposal is acceptable to you, please sign and date as indicated below. This letter agreement will not become effective unless and until it is approved by the Company's Compensation Committee. This letter agreement, after being executed by you and approved by the Compensation Committee, will become binding on both you and the Company and will supercede and amend any prior agreements, including the Offer Letter, relating to the subject matter hereof.


                                                Very truly yours,

                                                /s/ Terrance D. Paul

                                                Terrance D. Paul, Vice Chairman




If you accept the proposal set forth in this letter, please sign and date in the spaces indicated below:

By:    /s/ John R. Hickey
       ------------------
       John R. Hickey

Date:  March 12, 2001